Fresh Del Monte Produce Inc. Fresh Del Monte Produce Inc. Reports First Quarter Earnings for Fiscal 2024
Fresh and Value-Added Segment Revenue Increased 5% Compared to Prior-Year

Avocado Revenue Increased 23% Driven by Year-Over-Year Pricing Improvement

Company Expanded Pineapple Program with Launch of Two New Pineapple Innovations, Rubyglow® pineapple and Precious Honeyglow® pineapple

CORAL GABLES, FL. - May 2, 2024 - Fresh Del Monte Produce Inc. (NYSE: FDP), ("Fresh Del Monte" or the "Company") today reported financial results for the first quarter ended March 29, 2024.

“We are pleased with the ongoing momentum in our higher-margin fresh and value-added segment. During the first quarter of 2024, this prioritized area of our business delivered 5% revenue growth driven by our strategic initiatives around distribution, pricing, and premiumization. While service level issues and competitive market pressures in North America and Europe reduced our banana revenue, we continued to generate very strong cash flow, which fuels our growth strategy tied to innovation around fresh-cut and pineapples,” said Mohammad Abu-Ghazaleh, Fresh Del Monte’s Chairman and CEO. “We further enhanced our pineapple program with the release of two new products this quarter. Furthermore, our leadership team remains focused on operational excellence, cost discipline, and strategic capital allocation to further improve profitability across all areas of our business. With our diverse product portfolio, strong brand recognition, and unwavering commitment to innovation, we believe we are well-positioned to generate sustainable value for our shareholders.”

Financial highlights for the first quarter 2024:

Net sales for the first quarter of 2024 were $1,107.9 million compared with $1,128.5 million in the prior-year period. The decrease in net sales was a result of lower banana net sales, driven by lower volume and pricing, and lower net sales in the other products and services segment. These were partially offset by an increase in net sales in the fresh and value-added products segment, driven by higher overall sales volume and pricing in the segment.

Gross profit for the first quarter of 2024 was $82.3 million compared with $97.0 million in the prior-year period. Gross profit was impacted by lower overall net sales, higher production and procurement costs, and the negative impact of fluctuations in exchange rates partially offset by lower ocean freight and distribution costs. Gross profit in the first quarter of 2024 includes a $1.0 million net credit related to insurance recoveries associated with damages tied to the flooding of a seasonal production facility in Greece during the third quarter of 2023, partially offset by severance charges from the outsourcing of certain functions within our fresh and value-added operations. Excluding the net impact from the other product-related credits related to the insurance recoveries and severance payout, Adjusted gross profit(1) for the first quarter of 2024 was $81.3 million compared with $98.8 million in the prior-year period. The prior-year period excludes $1.8 million of other product-related charges primarily related to the sale of two distribution centers in the Middle East.

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Operating income for the first quarter of 2024 was $44.1 million compared with $74.5 million in the prior-year period primarily due to lower gross profit in the current quarter and higher gain on sale of assets in the prior-year period. Adjusted operating income(1) was $30.6 million compared with $51.2 million in the prior-year period. Adjusted operating income for the first quarter of 2024 excludes $14.8 million gain on asset sale primarily related to the sale of two idle facilities in South America, $2.3 million of asset impairment and other charges related to legal settlements, net of insurance and $1.0 million of other product related credits. In the prior-year period, Adjusted operating income excluded the gain on sale of $27.5 million related to the sale of two distribution centers in the Middle East and an idle facility in North America, $2.4 million of asset impairment and other charges primarily related to expenses incurred in connection with a cybersecurity incident, and $1.8 million of other product-related charges.

FDP net income(2) for the first quarter of 2024 was $26.1 million compared with $39.0 million in the prior-year period and Adjusted FDP net income(1) was $15.8 million compared with $26.6 million in the prior-year period. Adjusted FDP net income for the first quarter of 2024 excludes the abovementioned adjustments and the associated $3.2 million tax effect. In the prior-year period, Adjusted FDP net income excludes the abovementioned adjustments, $7.6 million of minority interest expense associated with the gain on sale, and the associated $3.3 million tax effect.

First Quarter 2024 Business Segment Performance and Selected Financial Data
(As reported in business segment data)

	Fresh Del Monte Produce Inc. and Subsidiaries
	Business Segment Data
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	March 29, 2024					March 31, 2023
Segment Data:	Net Sales		Gross Profit		Gross Margin	Net Sales		Gross Profit		Gross Margin
Fresh and value-added products	$676.8	61%	$55.9	68%	8.3%	$643.4	57%	$47.1	49%	7.3%
Banana	379.5	34%	21.8	26%	5.7%	425.1	38%	43.2	45%	10.2%
Other products and services	51.6	5%	4.6	6%	8.9%	60.0	5%	6.7	6%	11.2%
	$1,107.9	100%	$82.3	100%	7.4%	$1,128.5	100%	$97.0	100%	8.6%

(1) Non-GAAP financial measure. Reconciliations and other information required by Regulation G can be found below under "Non-GAAP Measures."
(2) "FDP net income" as referenced throughout this release is defined as Net income attributable to Fresh Del Monte Produce Inc.

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Fresh Del Monte Produce Inc.

First Quarter 2024 Business Segment Performance
Fresh and Value-Added Products

Net sales for the first quarter of 2024 were $676.8 million compared with $643.4 million in the prior-year period, primarily due to higher sales volume of pineapples, melons, and prepared food products and higher per unit selling prices of avocados. These were partially offset by lower net sales of fresh-cut fruit due to lower sales volumes.

Gross profit for the first quarter of 2024 was $55.9 million compared with $47.1 million in the prior-year period. The increase in gross profit was driven by overall higher net sales partially offset by higher production and procurement costs of pineapple and avocados, including the negative impact of fluctuations in exchange rates primarily versus a stronger Costa Rican colon and Mexican peso. Gross profit for the first quarter of 2024 and in the prior-year period included the abovementioned $1.0 million and $1.8 million of other product-related credits and charges, respectively. Gross margin increased to 8.3% compared with 7.3% in the prior-year period.

Banana

Net sales for the first quarter of 2024 were $379.5 million compared with $425.1 million in the prior-year period, primarily driven by 5% lower volume due partially to service level issues in the first two months of the year and lower selling prices due to competitive market pressures in North America and Europe.

Gross profit for the first quarter of 2024 was $21.8 million compared with $43.2 million in the prior-year period. The decrease in gross profit was driven by lower net sales, higher per unit production and procurement costs and the negative impact of exchange rate fluctuation due to a stronger Costa Rican colon, partially offset by lower distribution and ocean freight cost. Gross margin decreased to 5.7% compared with 10.2% in the prior-year period.

Other Products and Services

Net sales for the first quarter of 2024 were $51.6 million compared with $60.0 million in the prior-year period mainly due to lower net sales of third-party ocean freight services as a result of lower rates driven by a competitive market environment and the sale of our plastics subsidiary in South America in 2023.

Gross profit for the first quarter of 2024 was $4.6 million compared with $6.7 million in the prior-year period as a result of lower net sales. Gross margin decreased to 8.9% compared with 11.2% in the prior-year period.

Cash Flows

Net cash provided by operating activities for the first three months of 2024 was $18.7 million compared with $15.5 million in the prior-year period. The increase was primarily attributable to working capital fluctuations, mainly driven by higher levels of account payables and accrued expenses and lower inventory levels due to optimization efforts around working capital.

Long Term Debt

Long-term debt decreased to $400.0 million at the end of the first quarter of 2024 from $472.7 million at the end of the first quarter of 2023, a decrease of approximately 15%.

Quarterly Cash Dividend

On April 30, 2024, the Company's Board of Directors declared a quarterly cash dividend of $0.25 per share, payable on June 7, 2024 to shareholders of record on May 16, 2024.
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Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(U.S. dollars in millions, except share and per share data) - (Unaudited)

	Quarter ended

Statement of Operations:	March 29, 2024	March 31, 2023
Net sales	$1,107.9	$1,128.5
Cost of products sold	1,026.6	1,029.7
Other product-related (credits) charges	(1.0)	1.8
Gross profit	82.3	97.0
Selling, general and administrative expenses	50.7	47.6
Gain on disposal of property, plant and equipment, net	14.8	27.5
Asset impairment and other charges, net	2.3	2.4
Operating income	44.1	74.5
Interest expense, net	5.0	7.9
Other expense, net	7.7	9.3
Income before income taxes	31.4	57.3
Income tax provision	5.3	9.5
Net income	$26.1	$47.8
Less: Net income attributable to redeemable and noncontrolling interests	—	8.8
Net income attributable to Fresh Del Monte Produce Inc.	$26.1	$39.0
Earnings per share(1):
Basic	$0.55	$0.81
Diluted	$0.55	$0.81
Dividends declared per ordinary share	$0.25	$0.15
Weighted average number of ordinary shares:
Basic	47,709,355	47,892,934
Diluted	47,903,920	48,153,540
(1) Earnings per share ("EPS") is calculated based on Net income attributable to Fresh Del Monte Produce Inc.
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Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	March 29, 2024	December 29, 2023
Assets
Current assets:
Cash and cash equivalents	$42.2	$33.8
Trade accounts receivable, net	435.0	387.0
Other accounts receivable, net	94.2	95.1
Inventories, net	575.1	599.9
Assets held for sale	11.7	4.5
Prepaid expenses and other current assets	22.3	24.0
Total current assets	1,180.5	1,144.3

Investment in and advances to unconsolidated companies	26.2	22.2
Property, plant and equipment, net	1,234.8	1,256.4
Operating lease right-of-use assets	201.3	213.8
Goodwill	401.8	401.9
Intangible assets, net	33.2	33.3
Deferred income taxes	53.5	51.5
Other noncurrent assets	68.7	60.7
Total assets	$3,200.0	$3,184.1

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$484.7	$479.0
Current maturities of debt and finance leases	1.4	1.4
Current maturities of operating leases	44.9	48.6
Other current liabilities	15.2	11.6
Total current liabilities	546.2	540.6

Long-term debt and finance leases	405.8	406.1
Retirement benefits	83.8	82.3
Deferred income taxes	76.2	72.7
Operating leases, less current maturities	133.9	142.1
Other noncurrent liabilities	26.0	27.6
Total liabilities	1,271.9	1,271.4
Commitments and contingencies
Redeemable noncontrolling interest	—	—
Shareholders' equity:
Preferred shares	—	—
Ordinary shares	0.5	0.5
Paid-in capital	598.7	597.7
Retained earnings	1,355.2	1,341.4
Accumulated other comprehensive loss	(42.7)	(43.3)
Total Fresh Del Monte Produce Inc. shareholders' equity	1,911.7	1,896.3
Noncontrolling interests	16.4	16.4
Total shareholders' equity	1,928.1	1,912.7
Total liabilities, redeemable noncontrolling interest and shareholders' equity	$3,200.0	$3,184.1

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Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)
	Quarter ended
	March 29, 2024	March 31, 2023
Operating activities:
Net income	$26.1	$47.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20.0	22.1
Amortization of debt issuance costs	0.2	0.1
Share-based compensation expense	0.6	2.3
Change in uncertain tax positions	(0.2)	0.3
Deferred income taxes	1.5	(3.9)
Gain loss on disposal of property, plant and equipment	(14.8)	(27.5)
Other, net	2.3	1.6
Changes in operating assets and liabilities:
Receivables	(52.9)	(50.6)
Inventories	23.3	17.4
Prepaid expenses and other current assets	1.7	(2.3)
Accounts payable and accrued expenses	13.9	1.0
Other assets and liabilities	(3.0)	7.2
Net cash provided by operating activities	18.7	15.5

Investing activities:
Capital expenditures	(12.7)	(10.0)
Proceeds from sales of property, plant and equipment	20.1	90.7
Investments in and advances to unconsolidated companies	(3.5)	(1.1)
Net cash provided by investing activities	3.9	79.6

Financing activities:
Proceeds from debt	79.3	143.4
Payments on debt	(79.3)	(210.5)
Distributions to noncontrolling interests	—	(0.3)
Share-based awards settled in cash for taxes	(0.8)	(0.5)
Dividends paid	(11.9)	(7.2)
Payment of deferred financing costs	(2.1)	—
Other financing activities	(1.2)	(0.8)
Net cash used in financing activities	(16.0)	(75.9)
Effect of exchange rate changes on cash	1.8	(0.7)
Net increase in cash and cash equivalents	8.4	18.5
Cash and cash equivalents, beginning	33.8	17.2
Cash and cash equivalents, ending	$42.2	$35.7
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Non-GAAP Measures

The Company's results are determined in accordance with U.S. generally accepted accounting principles (GAAP). Certain information presented in this press release reflects adjustments to GAAP measures that are referred to in this press release as “non-GAAP measures.” Management believes these non-GAAP measures provide a more comparable analysis of the underlying operating performance of the business.

These non-GAAP measures include the following: Adjusted gross profit, Adjusted gross margin, Adjusted operating income, Adjusted FDP net income, Adjusted diluted EPS, EBITDA, Adjusted EBITDA, EBITDA margin, and Adjusted EBITDA margin. Adjusted gross profit, Adjusted gross margin, Adjusted operating income, Adjusted FDP net income and Adjusted diluted EPS each reflect adjustments relating to asset impairment and other charges, net, gain on disposal of property, plant and equipment, net, and other product-related (credits) charges. EBITDA is defined as net income attributable to Fresh Del Monte Produce Inc. excluding interest expense, net, provision for income taxes, depreciation and amortization, and share-based compensation expense. Adjusted EBITDA represents EBITDA with additional adjustments for asset impairment and other charges, net, gain on disposal of property, plant and equipment, net and subsidiary, and other product-related charges. EBITDA margin represents EBITDA as a percentage of net sales, and Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of net sales.

These non-GAAP measures provide the Company with an understanding of the results from the primary operations of its business. The Company uses these metrics because management believes they provide more comparable measures to evaluate period-over-period operating performance since they exclude special items that are not indicative of the Company's core business or operations. These measures may be useful to an investor in evaluating the underlying operating performance of the Company's business because these measures:

1.Are used by investors to measure a company's comparable operating performance;
2.Are financial measurements that are used by lenders and other parties to evaluate creditworthiness; and
3.Are used by the Company's management for various purposes, including as measures of performance of its operating entities, as a basis of strategic planning and forecasting, and in certain cases as a basis for incentive compensation.

Because all companies do not use identical calculations, the Company's presentation of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies. Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the financial tables that accompany this release.

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	Fresh Del Monte Produce Inc. and Subsidiaries
	Non-GAAP Reconciliation
	(U.S. dollars in millions, except per-share amounts) - (Unaudited)

	Quarter ended
	March 29, 2024				March 31, 2023
	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Diluted EPS	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Diluted EPS
As reported	$82.3	$44.1	$26.1	$0.55	$97.0	$74.5	$39.0	$0.81
Adjustments:
Other product-related (credits) charges (1)	(1.0)	(1.0)	(1.0)	(0.02)	1.8	1.8	1.8	0.03
Asset impairment and other charges, net (2)	—	2.3	2.3	0.05	—	2.4	2.4	0.05
Gain on disposal of property, plant and equipment, net (3)	—	(14.8)	(14.8)	(0.31)	—	(27.5)	(27.5)	(0.57)
Other adjustments (4)	—	—	—	—	—	—	7.6	0.16
Tax effects of all adjustments (5)	—	—	3.2	0.07	—	—	3.3	0.07
As adjusted	$81.3	$30.6	$15.8	$0.34	$98.8	$51.2	$26.6	$0.55

	Fresh Del Monte Produce Inc. and Subsidiaries
	Segment Gross Profit Non-GAAP Reconciliation
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	March 29, 2024				March 31, 2023
	Fresh and value-added products	Banana	Other products and services	Total	Fresh and value-added products	Banana	Other products and services	Total
Gross profit (as reported)	$55.9	$21.8	$4.6	$82.3	$47.1	$43.2	$6.7	$97.0
Adjustments:
Other product-related (credits) charges (1)	(1.0)	—	—	(1.0)	1.7	0.1	—	1.8
Adjusted gross profit	$54.9	$21.8	$4.6	$81.3	$48.8	$43.3	$6.7	$98.8

Net Sales	$676.8	$379.5	$51.6	$1,107.9	$643.4	$425.1	$60.0	$1,128.5
Gross margin (a)	8.3%	5.7%	8.9%	7.4%	7.3%	10.2%	11.2%	8.6%
Adjusted gross margin (b)	8.1%	5.7%	8.9%	7.3%	7.6%	10.2%	11.2%	8.8%
(a) Calculated as Gross profit as a percentage of net sales.
(b) Calculated as Adjusted Gross profit as a percentage of net sales.

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	Fresh Del Monte Produce Inc. and Subsidiaries
	Reconciliation of EBITDA and Adjusted EBITDA
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	March 29, 2024	March 31, 2023
Net income attributable to Fresh Del Monte Produce Inc.	$26.1	$39.0
Interest expense, net	5.0	7.9
Income tax provision	5.3	9.5
Depreciation & amortization	20.0	22.1
Share-based compensation expense	0.6	2.3
EBITDA	$57.0	$80.8

Adjustments:
Other product-related (credits) charges (1)	(1.0)	1.8
Asset impairment and other charges, net (2)	2.3	2.4
Gain on disposal of property, plant and equipment, net (3)	(14.8)	(27.5)
Other adjustments (4)	—	7.6
Adjusted EBITDA	$43.5	$65.1

Net sales	$1,107.9	$1,128.5
Net income margin (a)	2.4%	3.5%
(a) Calculated as Net income attributable to Fresh Del Monte Produce Inc. as a percentage of net sales.
EBITDA margin (b)	5.1%	7.2%
(b) Calculated as EBITDA as a percentage of net sales.
Adjusted EBITDA margin (c)	3.9%	5.8%
(c) Calculated as Adjusted EBITDA as a percentage of net sales.

(1)Other product-related (credits) charges for the quarter ended March 29, 2024, primarily consisted of $2.2 million of insurance recoveries associated with damages tied to the flooding of a seasonal production facility in Greece during the third quarter of 2023, partially offset by $1.2 million of severance charges from the outsourcing of certain functions within our fresh and value-added operations. Other product-related (credits) charges for the quarter ended March 31, 2023, consisted of inventory write-offs which were primarily related to the sale of two distribution centers in the Middle East.

(2)Asset impairment and other charges, net for the quarter ended March 29, 2024, primarily consisted of $1.8 million of legal settlement charges (refer to the Form 10-Q for the quarter ended March 29, 2024, for further information on this matter). For the quarter ended March 31, 2023, asset impairment and other charges, net primarily consisted of expenses incurred in connection with a cybersecurity incident which occurred during early 2023. The incident temporarily impacted certain of the Company's operational and information technology systems and resulted in incremental costs primarily related to the engagement of specialized legal counsel and other incident response advisors.

(3)Gain on disposal of property, plant and equipment, net for the quarter ended March 29, 2024, primarily consisted of a $14.8 million gain from the sale of two idle facilities in South America. Gain on disposal of property, plant and equipment, net for the quarter ended March 31, 2023, related to a $20.5 million gain on the sale of two distribution centers and related assets in the Middle East and a $6.8 million gain on the sale of an idle facility in North America.

(4)Other adjustments for the quarter ended March 31, 2023, primarily related to the portions of the gain on disposal of property, plant and equipment, net and other product-related charges which were attributable to a minority interest partner, reflected in net income attributable to redeemable and noncontrolling interests.

(5)Tax effects are calculated in accordance with ASC 740, Income Taxes, using the same methodology as the GAAP provision of income taxes.

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Conference Call and Webcast Data

Fresh Del Monte will host a conference call and simultaneous webcast at 4:45 p.m. Eastern Time today to discuss the first quarter 2024 financial results and to review the Company’s progress and outlook. The webcast can be accessed on the Company’s Investor Relations home page at https://investorrelations.freshdelmonte.com. The call will be available for re-broadcast on the Company’s website approximately two hours after the conclusion of the call for a period of one year.
About Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. is one of the world’s leading vertically integrated producers, marketers, and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa, and the Middle East. Fresh Del Monte Produce Inc. markets its products worldwide under the DEL MONTE® brand (under license from Del Monte Foods, Inc.), a symbol of product innovation, quality, freshness, and reliability for over 135 years. The company also markets its products under the MANN™ brand and other related trademarks. Fresh Del Monte Produce Inc. is not affiliated with certain other Del Monte companies around the world, including Del Monte Foods, Inc., the U.S. subsidiary of Del Monte Pacific Limited, Del Monte Canada, or Del Monte Asia Pte. Ltd. Fresh Del Monte Produce Inc. is the first global marketer of fruits and vegetables to commit to the “Science Based Targets” initiative. In 2022, 2023, and 2024 Fresh Del Monte Produce was ranked as one of "American's Most Trusted Companies" by Newsweek based on an independent survey rating companies on three different touchpoints, including customer trust, investor trust, and employee trust. The company was also named a Humankind 100 Company for two consecutive years by Humankind Investments, which recognizes companies that substantially impact areas such as access to food and clean water, healthcare, and digital services. Fresh Del Monte Produce Inc. is traded on the NYSE under the symbol FDP.

Forward-looking Information

This press release and the related earnings call contain certain forward-looking statements regarding the intent, beliefs or current expectations of the Company. These statements include statements that are preceded by, followed by or include the words “believes”, “expects”, “anticipates”, “may” or similar expressions with respect to various matters. Specifically, this press release and the earnings call contain forward-looking statements regarding the Company’s plans and expectations for future performance, including: the Company’s focus on operational excellence, cost discipline and strategic capital allocation to improve profitability; its ability to generate value for its shareholders, including through focusing on its strengths in pineapple, fresh-cut and sustainability-related projects and growing market share; expected segment results in 2024; expected capital expenditures in 2024; and expected progress on its strategic alternatives with respect to Mann Packing. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The Company’s actual plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) ongoing elevated commodity and supply chain costs, including costs of raw materials, packaging materials, labor, energy, fuel and transportation, (ii) the Company’s ability to successfully execute on its strategic growth plans, including the use of AI and other technology to effectively manage costs and pricing, (iii) the outcome of strategic alternatives with respect to the Mann Packing operation, (iv) the impact of foreign currency fluctuations, including the effectiveness of our hedging activities, (v) the impact of asset impairment or other charges, including those associated with exit activities, crop or facility damage or otherwise, (vi) the impact of ongoing conflict in the Middle East on supply chain logistics and other disruptions in the Company's supply chain, (vii) trends and other factors affecting consumer preferences or consumer, (viii) factors outside the Company’s control that impact its and other growers’ crop quality and yields, such as crop disease, severe weather conditions, disruptions or issues that impact its production facilities or complex logistics network, and the availability of sufficient labor during peak growing and harvesting seasons, (ix) competitive pressures and the Company’s ability to realize the full benefits of the inflation driven price increases implemented, (x) the impact of claims and adjustments proposed by the IRS or other foreign taxing authorities in connection with our current or future tax audits and our ability to successfully contest such tax claims and pursue necessary remedies, (xi) the cost and other implications of changes in regulations applicable to our business, including potential legislative or regulatory initiatives in the United States or elsewhere directed at mitigating the effects of climate change, (xii) damage to our reputation or brand names or negative publicity about our products, and (xiii) the Company’s ability to successfully manage the risks associated with international operations. In addition, these forward-looking statements and the information in this press release and the earnings call are qualified in their entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s most recently filed Annual Report on Form 10-K. All forward-looking statements in this press release are based on information available to us on the date hereof, and we assume no obligation to update such statements.

For information, contact:
Monica Vicente
Senior Vice President, Chief Financial Officer
305-520-8433
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